AMENDMENT
TO THE
AGREEMENT AND DECLARATION OF TRUST
OF
THE WALL STREET EWM FUNDS TRUST

           WHEREAS, Section 10.6 of Article X of the Agreement and Declaration of Trust (the “Declaration of Trust”), dated April 11, 2011, of The Wall Street EWM Funds Trust (the “Trust”), as amended to date, authorizes the Trustees of the Trust to amend the Declaration of Trust to increase the quorum requirement for meetings of the Board of Trustees to a majority of the Trustees, without authorization by vote of the shareholders of the Trust.

           WE, THE UNDERSIGNED, being all of the Trustees of the Trust, do hereby certify that the undersigned have authorized the following amendment to the Declaration of Trust:

           Section 5.12.1 of Article V is hereby amended to read in its entirety as follows:

“Section 5.12.1 Quorum.  A majority of the Trustees then in office being present in person or by proxy shall constitute a quorum.”

* * *

[Signatures follow on next page.]

IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have caused this Amendment to the Agreement and Declaration of Trust to be signed as of this 23rd day of June, 2011.

/s/ Robert P. Morse, Robert P. Morse, Trustee
/s/ Harlan K. Ullman Harlan K. Ullman, Trustee
/s/ Kurt D. Volker Kurt D. Volker, Trustee